Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-213373, No. 333-160162, No. 333-152746, No. 333-135222, No. 333-85657, No. 33-57131, No. 33-62968, No. 33-33958, No. 33-20069, and 333-275488) on Form S-8 of Moog Inc. of our report dated March 11, 2024 relating to our audit of the financial statements and supplemental schedule of Moog Inc. Retirement Savings Plan, which appears in this Annual Report on Form 11-K of the Moog Inc. Retirement Savings Plan for the year ended September 30, 2023.

/s/ FREED MAXICK CPAs, P.C.
Buffalo, New York
March 11, 2024